Exhibit 10.20

RELIANT TECHNOLOGIES, INC.

AMENDED AND RESTATED

CONSULTING AGREEMENT

THIS AGREEMENT is made by RELIANT TECHNOLOGIES, INC. and its successors (“Reliant”) and HENRY E. GAUTHIER (“Contractor”), effective as of this 1st day of October, 2006, for the purpose of setting forth the exclusive terms and conditions by which Reliant will acquire Contractor’s services on a temporary basis. Reliant and Contractor hereby agree and acknowledge that this Agreement amends and supersedes in its entirety that certain Consulting Agreement dated July 1, 2005 (the “Prior Agreement”). The parties hereby confirm that Contractor’s consulting arrangement under the Prior Agreement has continued by mutual agreement following September 30, 2006 and this Agreement memorializes the terms of such arrangement.

In consideration of the mutual obligations specified in this Agreement, and any compensation paid to Contractor for her or his services as a consultant, the parties agree to the following:

1.             Work and Payment. Attached to this Agreement as Exhibit A hereto is a statement of the work to be performed by Contractor, Contractor’s rate of payment for such work, expenses to be paid in connection with such work, the term of this Agreement and such other terms and conditions as shall be deemed appropriate or necessary for the performance of the work.

Reliant is not obligated to issue any additional orders for work by Contractor under this Agreement. Contractor should not commence services under this Agreement until this Agreement is signed and delivered by an authorized representative of Reliant.

2.             Nondisclosure and Trade Secrets. During the term of this Agreement and in the course of Contractor’s performance hereunder, Contractor may receive and otherwise be exposed to confidential and proprietary information relating to Reliant’s business practices, strategies and technologies. Such confidential and proprietary information may include but not be limited to confidential and proprietary information supplied to Contractor with the legend “Reliant Confidential and Proprietary,” or equivalent, Reliant’s marketing and customer support strategies, Reliant’s financial information, including sales, costs, profits and pricing methods, Reliant’s internal organization, employee information and customer lists, Reliant’s technology, including discoveries, inventions, research and development efforts, processes, hardware/software design and maintenance tools, samples, media and/or cell lines (and procedures and formulations for producing any such samples, media and/or cell lines), formulas, methods, product know-how and show-how, and all derivatives, improvements and enhancements to any of the above which are created or developed by Contractor under this Agreement and information of third parties as to which Reliant has an obligation of confidentiality (collectively referred to as “Information”).

Contractor acknowledges the confidential and secret character of the Information, and agrees that the Information is the sole, exclusive and extremely valuable property of Reliant. Accordingly, Contractor agrees not to reproduce any of the Information without the applicable prior written consent of Reliant, not to use the Information except in the performance of this Agreement, and not to disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement. Upon termination of this Agreement for any reason, including expiration of term, Contractor agrees to cease using and to return to Reliant all whole and partial copies and derivatives of the Information, whether in Contractor’s possession or under Contractor’s direct or indirect control.

Contractor shall not disclose or otherwise make available to Reliant in any manner any confidential information of Contractor or received by Contractor from third parties.

Contractor agrees not to export, directly or indirectly, any U.S. source technical data acquired from Reliant or any products utilizing such data to any countries outside the United States which export may be in violation of the United States Export Laws or Regulations. Nothing in this section releases Contractor from any obligation stated elsewhere in this Agreement not to disclose such data.

This Section 2 shall survive the termination of this Agreement for any reason, including expiration of term.

3.             Ownership of Work Product. Contractor shall specifically describe and identify in Exhibit A to this Agreement all technology (a) which Contractor intends to use in performing under this Agreement (b) which is either owned solely by Contractor or licensed to Contractor with a right to sublicense, and (c) which is in existence in the form of a writing or working prototype prior to the effective date of this Agreement (“Background Technology”).

Contractor agrees that any and all ideas, improvements, inventions and works of authorship conceived, written, created or first reduced to practice in the performance of work under this Agreement shall be the sole and exclusive property of Reliant and hereby assigns to Reliant all its right, title and interest in and to any and all such ideas, improvements, inventions and works of authorship.

Contractor further agrees that except for Contractor’s rights in Background Technology, Reliant is and shall be vested with all rights, title and interests including patent, copyright, trade secret and trademark rights in all of Contractor’s work product under this Agreement. Contractor hereby grants to Reliant a non-exclusive, royalty free and worldwide right to use and sublicense the use of Background Technology for the purpose of developing and marketing Reliant products, but not for the purpose of marketing Background Technology separate from Reliant products.

Contractor shall execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise shall assist Reliant as reasonably required to perfect in Reliant the rights, title and other interests in Contractor’s work product expressly granted to Reliant under this Agreement. Costs related to such assistance, if required, shall be paid by Reliant.

This Section 3 shall survive the termination of this Agreement for any reason, including expiration of term.

4.             Indemnification/Release. Contractor agrees to take reasonable steps to prevent injury to any persons (including employees of Reliant) or damage to property (including Reliant’s property) during the term of this Agreement and shall indemnify and hold harmless Reliant and its officers, agents, directors and employees against any claim, loss, judgment, expense (including reasonable attorneys’ and expert witnesses’ fees and costs) and injury to person or property (including death) resulting in any way from any act, omission or negligence on the part of Contractor in the performance or failure to perform the scope of work under this Agreement, excepting only those losses which are due to Reliant’s negligence or misconduct.

Contractor warrants that it has good and marketable title to all of the inventions, Information, material, or work product made, created, conceived, written, invented or provided by Contractor pursuant to the provisions of this Agreement (“Work Product”). Contractor further warrants that the Work Product shall be free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third parties of any right, title or interest in or to the Work Product arising out of any trade secret, copyright or patent. Contractor shall indemnify, defend and hold harmless Reliant and its officers, agents, directors, employees, and customers from and against any claim, loss, judgment or expense (including reasonable attorneys’ and expert witnesses’ fees and costs) resulting from or arising in any way out of any such claims by any third parties which are based upon or are the result of any breach of the warranties contained in this Section 4. In the event of a breach or threatened breach of the foregoing warranty, Contractor shall, at no additional cost to Reliant, replace or modify the Work Product with a functionally equivalent and conforming Work Product, obtain for Reliant the right to continue using the Work Product and, in all other respects, use its best efforts to remedy the breach. Contractor shall have no liability under this Section 4 for any Work Product created in accordance with detailed and specific design instructions provided to Contractor by Reliant.

Should Reliant permit Contractor to use any of Reliant’s equipment, tools or facilities during the term of this Agreement, such permission will be gratuitous and Contractor shall indemnify and hold harmless Reliant and its officers, agents, directors, and employees from and against any claim, loss, judgment, expense (including reasonable attorneys’ and expert witnesses’ fees and costs) and injury to person or property (including death) arising out of the use of any such equipment, tools or facilities, except for any such claim that is based upon the alleged negligence of Reliant in permitting its use.

5.             Compliance With Applicable Laws. Contractor warrants that to the best of his knowledge, all material supplied and work performed under this Agreement complies with or will comply with all applicable United States and foreign laws and regulations.

6.             Independent Contractor. Contractor is an independent contractor, is not an agent or employee of Reliant and is not authorized to act on behalf of Reliant. Contractor will not be eligible for any employee benefits, nor will Reliant make deductions from any amounts payable pursuant to this Agreement to Contractor for taxes (income or other payroll-related taxes). Such taxes shall be the sole responsibility of Contractor.

7.             Legal And Equitable Remedies. Contractor hereby acknowledges and agrees that in the event of any breach of this Agreement by Contractor, including, without limitation, the actual or threatened disclosure of Information without the prior express written consent of Reliant, Reliant will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Contractor hereby agrees that Reliant shall be entitled to specific performance of Contractor’s obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

8.             General. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. This Agreement and its Exhibits attached hereto and hereby incorporated herein constitute the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be waived, modified, amended or assigned unless mutually agreed upon in writing by both parties. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement. This Agreement shall be governed by the laws of the State of California, excluding its conflicts of laws principles. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Consulting Agreement as of the date first set forth above.

RELIANT TECHNOLOGIES, INC.	HENRY E. GAUTHIER

/s/ Eric Stang	By:	/s/ Henry E. Gauthier
Eric Stang
Chief Executive Officer
SOCIAL SECURITY NUMBER

EXHIBIT A

WORK TO BE PERFORMED:

Contractor will act at the direction of Reliant’s Board of Directors and Chief Executive Officer (the “CEO”) and perform the services requested by the CEO and/or Reliant’s Board of Directors. Contractor will work at Reliant’s Mountain View, California office at reasonable times, upon reasonable notice and be available for consultation via e-mail or telephone. Duties of Consultant shall include, without limitation: (i) continuing to actively monitor and manage the Company’s involvement in the Black litigation, (ii) continuing to actively monitor and manage the Company’s involvement in a potential strategic patent arrangement as specified by the Board of Directors, and (iii) continuing to be involved in the planning and introduction of new products, including serving as a resource for Mr. DeBenedictis.

PAYMENT OF CONSULTING FEE:

Contractor will be paid a consulting fee of $8750 semi-monthly for October and November 2006. Unless otherwise agreed by the Company Contractor will not receive any cash compensation following November 30, 2006.

Contractor was entitled to earn up to four weeks of paid time off under the Prior Agreement, and the parties agree that such vacation entitlement and accrual terminated as of September 30, 2006, and that the balance of all accrued time as of such date shall be paid to Consultant by October 31, 2006.

EQUITY COMPENSATION:

Reliant issued Contractor Warrant No. 38 (the “Warrant”) on February 1, 2005, a copy of which is attached hereto as Exhibit B, which shall remain in full force and effect pursuant to the terms contained therein, except as set forth below.

1.             The parties acknowledge and agree that a total of 350,000 shares of Reliant Common Stock are vested under the Warrant, pursuant to Sections 2.1, 2.2 and 2.3 thereof.

2.             The parties agree that the vesting acceleration trigger of $35 million of net revenue for 2005 as specified in the Warrant, was not achieved by Reliant and therefore, none of the 112,500 shares of Common Stock potentially issuable under Section 2.4 of the Warrant are currently vested. The parties further agree in consideration of the terms of this Agreement, Section 2.4 of the Warrant is hereby deleted in its entirety.

3.             The parties agree that Section 2.5 of the Warrant shall be amended and restated to read in full as follows:

2.5           112,500 shares will vest in the event that the Company completes its initial public offering of the Company’s common stock pursuant to a registration

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statement filed pursuant to the Securities Act of 1933, as amended (the “Act”), the vesting of these shares to occur upon the effective date of such offering;

EXPENSES TO BE PAID:

For all Reliant-related travel, nationally or internationally, Reliant will incur the expenses of Contractor’s spouse (or other travel companion) for up to six trips per year.

Travel reimbursement shall include first class for travel in the United States and business class for travel internationally, otherwise reimbursement in accordance with the Company’s standard policies.

TERM OF AGREEMENT:

This Agreement shall terminate on December 31, 2007 unless otherwise extended by Reliant and Contractor. This Agreement may be terminated by either Reliant or Contractor with or without Cause (as such term is defined in the Warrant). In the event this Agreement is terminated by Reliant without Cause or Contractor resigns for Good Reason (as such term is defined in the Warrant) prior to December 31, 2007, then Contractor will be entitled to receive the accelerated vesting to which Contractor is entitled pursuant to the Warrant.

BACKGROUND TECHNOLOGY:

None.

OTHER MATTERS:

It is noted that Consultant is the Chairman of the Board of Directors of Reliant and may be entitled to receive separate compensation for such services.

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EXHIBIT B

WARRANT

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